Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-2A of ABS Long/Short Strategies Fund, of our report dated June 26, 2025, relating to the financial statements and financial highlights of ABS Long/Short Strategies Fund, appearing in the Form N-CSR for the year ended April 30, 2025, which are part of such Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm”, “Independent Registered Public Accounting Firm and Legal Counsel” and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

August 28, 2025

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